[Letterhead of Madison Square Garden Entertainment Corp.]

Exhibit 5.1

July 9, 2021

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

RE: MADISON SQUARE GARDEN ENTERTAINMENT CORP.

REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

I am Executive Vice President and General Counsel of Madison Square Garden Entertainment Corp., a Delaware corporation (the “Corporation”), and, in such capacity, have acted as counsel to the Corporation in connection with the Corporation’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the registration of the following shares of the Corporation’s Class A Common Stock, $0.01 par value per share (the “Shares”): 1,038,714 Shares issuable pursuant to stock options and restricted stock units granted under the Madison Square Garden Entertainment Corp. 2020 Employee Stock Plan (the “2020 Plan”); 78,474 Shares issuable pursuant to restricted stock units granted under the Madison Square Garden Entertainment Corp. 2020 Stock Plan for Non-Employee Directors (the “Director Plan”); and 336,254 Shares issuable pursuant to the MSG Networks Inc. 2010 Employee Stock Plan, as amended (the “Assumed Plan” and together with the 2020 Plan and the Director Plan, the “Plans”), which the Corporation assumed in connection with the Agreement and Plan of Merger, dated as of March 25, 2021, by and among the Corporation, Broadway Sub Inc., a Delaware corporation and a wholly-owned direct subsidiary of the Corporation, and MSG Networks Inc., a Delaware corporation.

In that capacity, I have examined such corporate records, certificates and other documents, and such questions of law, as I have considered necessary or appropriate for the purpose of this opinion. Upon the basis of such examination, I advise you that in my opinion, when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), the terms of the sale of the Shares have been duly established in conformity with the Corporation’s Amended and Restated Certificate of Incorporation, and the Shares have been duly issued and sold as contemplated by the Registration Statement and in accordance with the Plans and the award agreements governing the stock options and restricted stock units assumed under the 2020 Plan and the Director Plan, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware, and I express no opinions with respect to the laws of any other jurisdiction. The opinion expressed in this opinion letter is as of the date of this opinion letter only and as to laws covered hereby only as they are in effect on that date, and I assume no obligation to update or supplement such opinion to reflect any facts or circumstances that may come to my attention after that date or any changes in law that may occur or become effective after that date.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

By:	/s/ Scott S. Packman
Scott S. Packman
Executive Vice President and General Counsel